Exhibit 99.1

LSC COMMUNICATIONS ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

ANNOUNCES POSTPONEMENT OF 2020 ANNUAL MEETING

March 2, 2020

Chicago – LSC Communications, Inc. (OTCQX: LKSD) (“LSC” or the “Company”) today announced that on February 27, 2020, its Board of Directors adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”) and declared a dividend of one Right on each outstanding share of Common Stock. The record date to determine stockholders entitled to receive the Rights is March 9, 2020. The Rights Agreement will expire on February 27, 2021.

The Rights Agreement is designed to ensure that all LSC stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against tactics to gain control of LSC without paying all stockholders a premium for that control.

At the time of issuance, the Rights, which will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Upon the earlier of (i) LSC announcing that a person or group has acquired 15% or more of LSC’s Common Stock (an “Acquiring Person”) or the date and time on which any Acquiring Person has acquired more than 40% of LSC’s Common Stock (in either case, the “Flip-in Date”) and (ii) the tenth business day, or such later date designated by the Board, after any person or group commences a tender offer that will result in such person or group owning 15% or more of LSC’s Common Stock, separate Rights certificates will be distributed. Upon the occurrence of the Flip-in Date, each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which are voided) will entitle its holder to purchase, for an exercise price of $1.50, a number of shares of LSC Common Stock having a market value of twice the exercise price.

Each Right will also entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price upon the occurrence of certain other events, including (i) after an Acquiring Person controls LSC’s Board or is the owner of 50% or more of LSC’s Common Stock, (ii) LSC is involved in a merger or sells more than 50% of its assets or earning power and, (iii) in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders or the transaction is with the Acquiring Person. If any person or group acquires between 15% and 50% of LSC’s Common Stock, LSC’s Board may, at its option, exchange one share of LSC Common Stock for each Right.

The Rights may generally be redeemed by the Board for $0.001 per Right prior to the Flip-in Date.

The Rights Agreement does not interfere with LSC’s business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to LSC or its stockholders and will not change the way in which LSC shares are traded.

Details about the Rights Agreement will be contained in a Form 8-K to be filed by LSC with the U.S. Securities and Exchange Commission. A letter to stockholders regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to stockholders.

Postponement of 2020 Annual Meeting

The Board of Directors of LSC has also determined to postpone the 2020 Annual Meeting of Stockholders. Once determined by the Board, LSC will announce the record date and the new date, time and location of the Annual Meeting and the applicable time periods for stockholder proposals and nominations.

LSC’s Board is committed to acting in the best interests of the Company and its stockholders. The Company is open to engaging with all stockholders and considering investor perspectives as it continues to execute on its commitment to manage its strategic, operational and financial position.

About LSC Communications

With a rich history of industry experience, innovative solutions and service reliability, LSC Communications (OTCQX: LKSD) is a global leader in print and digital media solutions. Our traditional and digital print-related services and office products serve the needs of publishers, merchandisers and retailers around the world. With advanced technology and a consultative approach, our supply chain solutions meet the needs of each business by getting their content into the right hands as efficiently as possible.

For more information about LSC Communications, visit www.lsccom.com.

Investor Contact

Michael King, SVP Investor Relations & Finance

E-mail: investor.relations@lsccom.com

Tel: 773.272.9275